UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2009
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27876 (Commission File Number)	86-0787377 (IRS Employer Identification No.)

14400 North 87th Street Scottsdale, Arizona (Address of principal executive offices)	85260-3649 (Zip Code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On December 10, 2009, JDA Software Group, Inc. (the “Company”) issued $275 million aggregate principal amount of 8.0% Senior Notes due 2014 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of December 10, 2009 (the “Indenture”), among the Company, certain subsidiaries of the Company (the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee. The Notes were issued by the Company at an initial offering price of 98.988% of the principal amount. The Company intends to use the proceeds from the sale of the Notes, together with cash on hand at the Company and i2 Technologies, Inc. (“i2”), to pay the cash portion of the consideration in connection with the previously-disclosed merger of a wholly owned subsidiary of the Company with and into i2, with i2 continuing as the surviving corporation and wholly owned subsidiary of the Company (the “Merger”), and to pay the fees and expenses relating to the Merger and the offering. On the date of the offering, the net proceeds of the offering, together with an additional amount funded by the Company, were deposited into an escrow account established pursuant to an escrow and security agreement, dated December 10, 2009 (the “Escrow and Security Agreement”), by and between the Company, U.S. Bank National Association, as escrow agent and U.S. Bank National Association, as trustee under the Indenture. The descriptions of the Indenture and the Escrow and Security Agreement contained in this Current Report on Form 8-K are qualified in their entirety by reference to the complete text of the Indenture, a copy of which is filed herewith as Exhibit 4.1, and by reference to the complete text of the Escrow and Security Agreement, a copy of which is filed herewith as Exhibit 10.2, each or which are incorporated herein by reference.
     The Notes mature on December 15, 2014. The Notes bear interest at a rate of 8.0% per annum. Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months and is payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2010.
     The obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by certain of the Company’s direct and indirect domestic subsidiaries, including, following the closing of the Merger, i2 and certain of its domestic subsidiaries, and will be so guaranteed by any future domestic subsidiaries of the Company, subject to certain exceptions.
     On or after December 15, 2012, the Company may redeem all or a part of the Notes at the redemption prices set forth in the Indenture, plus accrued and unpaid interest and special interest, if any, to the applicable redemption date. In addition, at any time prior to December 15, 2012, the Company may, on one or more than one occasions, redeem some or all of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest and special interest, if any, to, the applicable redemption date. At any time prior to December 15, 2012, the Company may also redeem up to 35% of the aggregate principal amount of Notes, using the proceeds of certain qualified equity offerings, at a redemption price of 108.0% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the applicable redemption date.
     If the Company experiences specified change of control events, the Company must offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date.
     If the Company or its subsidiaries sell assets under specified circumstances, the Company must offer to repurchase the Notes at a repurchase price equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date.

     The Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:
•	pay dividends, make investments or make other restricted payments;

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	create liens;

•	permit consensual encumbrances or restrictions on the Company’s restricted subsidiaries’ ability to pay dividends or make certain other payments to the Company;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s or its restricted subsidiary’s assets;

•	enter into transactions with affiliates; and

•	designate subsidiaries as unrestricted.
These covenants are subject to a number of important limitations and exceptions set forth in the Indenture.
     The Indenture provides for customary events of default, including, but not limited to, cross defaults to specified other debt of the Company and its subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
     The Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     The Escrow and Security Agreement provides for release of the proceeds of the Notes to the Company to fund the Merger upon completion of the Merger. If the Company does not complete the Merger on or prior to May 4, 2010, the Indenture requires the redemption of all of the Notes then outstanding, upon not less than three business days’ notice, at a redemption price equal to 101% of the aggregate gross proceeds of the Notes, plus accrued and unpaid interest up to, but not including, the redemption date. The Company also has the right to redeem the Notes at any time prior to May 4, 2010 on the same terms.
     In connection with the issuance of the Notes, the Company and the Subsidiary Guarantors entered into an exchange and registration rights agreement, dated December 10, 2009, with the initial purchasers of the Notes. The description of the registration rights agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the registration rights agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. Under the terms of the registration rights agreement, the Company and the Subsidiary Guarantors are required to file an exchange offer registration statement within 180 days following the issuance of the Notes enabling holders to exchange the Notes for registered notes with terms substantially identical to the terms of the Notes; to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission (the “SEC”) on or prior to 270 days after the closing of the note offering (the “Registration Deadline”); and, unless the exchange offer would not be permitted by applicable law or SEC policy, to complete the exchange offer within 30 business days after the Registration Deadline. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement provides that the Company and the Subsidiary Guarantors shall file a shelf registration statement for the resale of the Notes. If the Company and the Subsidiary Guarantors default on their registration obligations under the exchange and registration rights agreement, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the Notes until all such registration defaults are cured.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant
     On December 10, 2009, the Company issued $275 million aggregate principal amount of 8.0% Senior Notes due 2014. The Notes are general unsecured senior obligations of the Company. The description of the terms of the Notes set forth above in Item 1.01 is hereby incorporated by reference into this Item.
Item 8.01. Other Events
     In connection with the closing of the Financing, and the deposit of the net proceeds thereof into escrow pursuant to the Escrow and Security Agreement, the Company exercised its right to make the financing election pursuant to Section 5.15(b) of the Merger Agreement. Pursuant to such election, the Company, among other things, has irrevocably and unconditionally elected to pay, in respect of each issued and outstanding share of i2 common stock (other than shares held by i2, the Company, Alpha Acquisition Corp. (“Merger Sub”), and dissenting i2 stockholders), merger consideration consisting of 0.2562 of a share of the Company’s common stock and $12.70 in cash. Based on the closing sale price of the Company’s common stock on December 9, 2009, the merger consideration has an implied value of $18.76 per share of i2 common stock. As a result of its making the financing election, the Company intends to file an amendment to its Registration Statement on Form S-4 (File No. 333-163215) to provide, among other things, appropriate information with respect to the Financing and updated pro forma financial information.
     On December 10, 2009, the Company announced the closing of its offering of the Notes and the exercise of the financing election. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
IMPORTANT ADDITIONAL INFORMATION
     This communication is being made in respect of the proposed transaction involving JDA and i2. In connection with the proposed transaction, JDA plans to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus and each of JDA and i2 plan to file with the SEC other documents regarding the proposed transaction. The definitive Proxy Statement/Prospectus will be mailed to stockholders of JDA and i2. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
     Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by JDA and i2 through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Registration Statement and Proxy Statement/Prospectus (when available) and other documents filed with the SEC from JDA by directing a request to JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260, Attention: Investor Relations (telephone: (480) 308-3000) or going to JDA’s corporate website at

www.jda.com, or from i2 by directing a request to i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations (telephone (469) 357-1000) or going to i2’s corporate website at www.i2.com.
     JDA, i2 and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2009, and Annual Report on Form 10-K filed with the SEC on March 13, 2009. Information regarding i2’s directors and executive officers is set forth in i2’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2009, and Annual Report on Form 10-K filed with the SEC on March 12, 2009. Additional information regarding the interests of such potential participants will be included in the Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

4.1	Indenture, dated as of December 10, 2009, by and among JDA Software Group, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee, governing the 8.0% Senior Notes due 2014.

10.1	Registration Rights Agreement, dated as of December 10, 2009, by and among JDA Software Group, Inc., the Guarantors listed on the signature pages thereto and the Purchasers named therein.

10.2	Escrow and Security Agreement, dated as of December 10, 2009, by and between JDA Software Group, Inc., U.S. Bank National Association, as escrow agent and U.S. Bank National Association, as Trustee.

99.1	Press Release dated December 10, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2009	JDA Software Group, Inc.
	By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer